Fixed Overview Report: PR Group 1

Summary of Loans in Statistical Calculation Pool	Range

(As of 7/9/2007 )
Total Number of Loans	474
Total Outstanding Balance	$50,803,696
Average Loan Balance	$295,260	$ 38,136 to $ 1,570,564
WA Mortgage Rate	5.787%	5.375% to 6.125%
WA Original Term (months)	360	327 to 360
WA Remaining Term (months)	328	287 to 355
WA Age (months)	32	5 to 73
WA LTV	89.25%	19.51% to 100.00%
WA CLTV	89.25%	19.51% to 100.00%
WA FICO	719	516 to 821
Balloon	0.00%
California North	0.00%
California South (ZIP : 90000 - 93600)	0.00%
Size (% of pool) Jumbo/Super-Jumbo	56.63%
Conforming (Size=C)	43.37%
Secured by (% of pool) 1st Liens	100.00%
2st Liens	0.00%

Top 10 States PR 100.00%	Top 10 Prop SFR 78.19% CO 21.53% 2-4F 0.28%	Doc Types FL 80.71% RE 18.89% ND 0.10% 0.30%	Purpose Codes P 84.44% CO 12.48% RT 3.07%	Occ Codes P 80.98% S 13.52% I 5.50%	IO Loans 0 100.00%

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV
All	139,953,291.50	474	100.00	295,260.11	5.38	6.13	5.89	5.64	330	30	719	90
orig_balance
0 =< ... < 100000.01	3,745,215.46	47	2.68	79,685.44	5.63	6.13	6.01	5.76	330	30	716	81
100000.01 =< ... < 200000.01	26,690,012.40	178	19.07	149,943.89	5.50	6.13	5.97	5.72	335	25	708	94
200000.01 =< ... < 300000.01	16,128,830.80	67	11.52	240,728.82	5.50	6.13	5.94	5.69	333	27	705	96
300000.01 =< ... < 400000.01	13,557,984.27	38	9.69	356,789.06	5.38	6.13	5.76	5.51	328	32	737	91
400000.01 =< ... < 500000.01	37,106,224.77	85	26.51	436,543.82	5.38	6.13	5.85	5.60	327	33	719	90
500000.01 =< ... < 600000.01	14,290,974.00	27	10.21	529,295.33	5.50	6.13	5.87	5.62	329	31	722	86
600000.01 =< ... < 700000.01	5,655,970.35	9	4.04	628,441.15	5.63	6.00	5.80	5.55	326	34	740	94
700000.01 =< ... < 800000.01	3,647,053.92	5	2.61	729,410.78	5.88	6.13	6.03	5.78	330	25	657	89
800000.01 =< ... < 900000.01	4,081,765.45	5	2.92	816,353.09	5.63	6.13	5.82	5.57	319	41	729	88
900000.01 =< ... < 1000000.01	3,693,735.15	4	2.64	923,433.79	5.75	6.13	5.97	5.72	330	30	716	88
1000000 =< ... < 1250000	2,207,390.90	2	1.58	1,103,695.45	5.88	6.00	5.94	5.69	335	25	760	87
1250000 =< ... < 1250000.01	2,414,454.79	2	1.73	1,207,227.40	5.75	6.00	5.87	5.62	322	38	746	73
>= 1250000.01	6,733,679.24	5	4.81	1,346,735.85	5.63	5.88	5.83	5.58	325	35	735	88
Sched_Balance
0 =< ... < 100000.01	3,745,215.46	47	2.68	79,685.44	5.63	6.13	6.01	5.76	330	30	716	81
100000.01 =< ... < 200000.01	27,475,392.26	182	19.63	150,963.69	5.50	6.13	5.97	5.72	335	25	709	94
200000.01 =< ... < 300000.01	15,941,810.89	65	11.39	245,258.63	5.50	6.13	5.93	5.68	334	26	703	96
300000.01 =< ... < 400000.01	15,729,781.33	43	11.24	365,808.87	5.38	6.13	5.77	5.52	327	33	741	90
400000.01 =< ... < 500000.01	37,193,781.58	84	26.58	442,783.11	5.38	6.13	5.86	5.61	327	33	715	90
500000.01 =< ... < 600000.01	12,024,826.24	22	8.59	546,583.01	5.50	6.13	5.86	5.61	330	30	727	83
600000.01 =< ... < 700000.01	5,762,842.77	9	4.12	640,315.86	5.63	6.00	5.85	5.60	326	31	722	94
700000.01 =< ... < 800000.01	4,519,535.97	6	3.23	753,256.00	5.63	6.13	5.98	5.73	329	31	698	90
800000.01 =< ... < 900000.01	3,377,151.82	4	2.41	844,287.96	5.63	6.13	5.78	5.53	315	45	738	89
900000.01 =< ... < 999999.99	2,827,428.25	3	2.02	942,476.08	5.88	6.13	6.04	5.79	339	21	697	85
1000000 =< ... < 1250000	5,829,876.12	5	4.17	1,165,975.22	5.75	6.00	5.90	5.65	326	34	752	84
>= 1250000.01	5,525,648.81	4	3.95	1,381,412.20	5.63	5.88	5.82	5.57	327	33	731	86
state TOP 10
Other		0
PR	139,953,291.50	474	100.00	295,260.11	5.38	6.13	5.89	5.64	330	30	719	90
Orig_LTV
0 =< ... < 50.01	1,849,696.77	7	1.32	264,242.40	5.50	6.13	5.88	5.63	333	27	775	42
50.01 =< ... < 60.01	3,971,315.35	14	2.84	283,665.38	5.63	6.13	5.84	5.59	324	36	690	57
60.01 =< ... < 70.01	5,601,622.52	15	4.00	373,441.50	5.38	6.13	5.76	5.51	329	31	701	66
70.01 =< ... < 80.01	14,606,036.41	39	10.44	374,513.75	5.38	6.13	5.79	5.54	322	37	735	75
80.01 =< ... < 90.01	17,651,201.80	50	12.61	353,024.04	5.63	6.13	5.87	5.62	325	34	714	87
90.01 =< ... < 100.01	96,273,418.65	349	68.79	275,855.07	5.50	6.13	5.91	5.66	332	28	718	97
Curr_Rate
5.25 =< ... < 5.5	774,718.85	2	0.55	387,359.43	5.38	5.38	5.38	5.13	330	30	747	71
5.5 =< ... < 5.75	23,577,556.84	56	16.85	421,027.80	5.50	5.63	5.59	5.34	321	39	712	85
5.75 =< ... < 6	57,849,827.28	188	41.34	307,711.85	5.75	5.95	5.83	5.58	331	29	723	92
6 =< ... < 6.25	57,751,188.53	228	41.26	253,294.69	6.00	6.13	6.07	5.82	332	28	716	92
Property_Type
2-4 Family	643,534.50	3	0.46	214,511.50	6.00	6.13	6.03	5.78	337	23	796	86
Condo	29,437,248.22	106	21.03	277,709.89	5.38	6.13	5.88	5.63	330	30	720	91
Single Family Residence	109,872,508.78	365	78.51	301,020.57	5.38	6.13	5.89	5.64	329	30	718	90

Purpose
Purchase	123,926,468.14	448	88.55	276,621.58	5.38	6.13	5.90	5.65	331	29	721	92
Refinance - Cashout	12,354,385.21	20	8.83	617,719.26	5.63	6.13	5.74	5.49	317	43	704	77
Refinance - Rate Term	3,672,438.15	6	2.62	612,073.03	5.63	6.13	5.82	5.57	320	33	671	84
Occupancy
Investment	7,562,904.16	16	5.40	472,681.51	5.50	6.13	5.88	5.63	330	30	721	84
Primary	112,975,160.56	410	80.72	275,549.17	5.38	6.13	5.89	5.64	329	31	713	91
Secondary	19,415,226.78	48	13.87	404,483.89	5.50	6.13	5.90	5.65	331	29	749	92
Orig_Term
324 =< ... < 336	877,439.08	2	0.63	438,719.54	5.75	5.75	5.75	5.50	288	72	663	92
336 =< ... < 348	698,438.48	1	0.50	698,438.48	6.00	6.00	6.00	5.75	313	23	569	89
348 =< ... < 360	825,266.06	2	0.59	412,633.03	5.75	6.13	5.94	5.69	301	47	798	83
360 =< ... < 372	137,552,147.88	469	98.28	293,288.16	5.38	6.13	5.89	5.64	330	30	719	90
Doc_Type
Full	113,170,175.13	370	80.86	305,865.34	5.50	6.13	5.89	5.64	329	31	716	92
No Doc (NINA)	409,456.52	1	0.29	409,456.52	6.13	6.13	6.13	5.88	302	46	802	72
Reduced (partial)	25,971,775.62	102	18.56	254,625.25	5.38	6.13	5.88	5.63	330	29	728	82
Fico
500 =< ... < 550	743,144.37	1	0.53	743,144.37	6.00	6.00	6.00	5.75	340	20	516	58
550 =< ... < 600	2,540,317.09	5	1.82	508,063.42	5.63	6.00	5.75	5.50	317	36	573	85
600 =< ... < 650	12,956,087.18	58	9.26	223,380.81	5.50	6.13	5.94	5.69	328	32	631	94
650 =< ... < 700	31,769,223.03	112	22.70	283,653.78	5.50	6.13	5.91	5.66	330	30	679	91
700 =< ... < 750	46,655,727.96	157	33.34	297,170.24	5.38	6.13	5.86	5.61	330	30	724	91
750 =< ... < 800	40,628,312.46	124	29.03	327,647.68	5.50	6.13	5.88	5.63	330	30	774	90
800 =< ... < 850	4,660,479.41	17	3.33	274,145.85	5.75	6.13	6.01	5.76	331	28	806	86
interest_only_period
0	139,953,291.50	474	100.00	295,260.11	5.38	6.13	5.89	5.64	330	30	719	90

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates. We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

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